Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-224259, 333-230948, 333-237512, 333-254912, 333-263896, and 333-271083) on Form S-8 of our report dated March 26, 2024, with respect to the consolidated financial statements of Zuora, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
March 26, 2024